Exhibit 3.104

THE INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES ACT OF ANY STATE, HAVE BEEN ACQUIRED FOR INVESTMENT, AND MAY NOT BE SOLD, OR OTHERWISE DISPOSED OF, OR OFFERED FOR SALE UNLESS REGISTRATION STATEMENTS UNDER SUCH ACTS WITH RESPECT TO SUCH INTERESTS ARE THEN IN EFFECT OR EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS ARE THEN APPLICABLE TO SUCH OFFER OR SALE, AND UNLESS THE PROVISIONS OF THIS AGREEMENT ARE SATISFIED.

OPERATING AGREEMENT

OF

NEIGHBORHOOD ASSOCIATIONS GROUP, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF MARCH 13, 2014

OPERATING AGREEMENT

OF

NEIGHBORHOOD ASSOCIATIONS GROUP, LLC

THIS OPERATING AGREEMENT (this “Agreement”) of Neighborhood Associations Group, LLC (the “Company”) dated as of March 13, 2014, is entered into by Century Communities of Nevada, LLC, a Delaware limited liability company (the “Member”).

RECITALS

WHEREAS, an authorized representative of the Member heretofore formed the Company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (as amended from time to time, the “Act”) by the filing of Certificate of Formation (the “Certificate of Formation”) for the Company on March 13, 2014 with the Delaware Secretary of State.

NOW, THEREFORE, the undersigned does hereby agree and state as follows:

ARTICLE I

GENERAL PROVISIONS

1.1. Formation Name. The Member, by execution of this Agreement and the filing of the Certificate of Formation, does hereby form a limited liability company pursuant to and in accordance with the Act and this Agreement. The name of the limited liability company formed hereby shall be, and the business of the Company shall be conducted under the name of Neighborhood Associations Group, LLC.

1.2. Principal Office. The address of the principal office of the Company shall be c/o Century Communities, Inc., 8390 E. Crescent Pkwy., Suite 650, Greenwood Village, Colorado 80111, or at such other address as may be designated from time to time by the Member.

1.3. Purpose. The purposes of the Company shall be to (a) acquire, develop, redevelop, operate, lease, maintain, finance, encumber, assign, sell, dispose of and otherwise deal with the real property commonly known as Tuscany, a Planned Community, located in Clark County, Nevada (the “Project”), and (b) engage in any lawful act or activity for which limited liability companies may be formed under the Act.

1.4. Member. The sole Member of the Company shall be Century Communities of Nevada, LLC.

1.5. Registered Office; Registered Agent. The registered office of the Company in the State of Delaware initially is located at c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name and address of the registered agent for service of process on the Company in the State of Delaware shall be National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, or any successor as appointed by the Member in accordance with the Act.

1.6. Limitation on Liability of Member. Except to the extent required by the Act or other applicable law, the debts, obligations and liabilities of the Company whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and the Member shall have no personal liability for any such debt, obligation or liability of the Company solely by reason of being the Member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for liabilities of the Company.

ARTICLE II

CAPITAL CONTRIBUTIONS; MEMBERSHIP INTERESTS

2.1. Capital Contributions. The Member shall make such contributions to the capital of the Company, in the form of cash, property or services rendered, or a promissory note or other obligation to contribute cash or property or to render services, as it deems appropriate.

2.2. Membership Interest. The percentage interest (“Membership Interests”) of the Member in the Company shall be 100%.

ARTICLE III

ALLOCATIONS AND DISTRIBUTIONS

3.1. Taxation. It is the intention of the Member that the Company be classified as a disregarded entity for all applicable income tax purposes.

3.2. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

3.3. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Such distributions shall be allocated pari passu in proportion to their then capital account balances.

ARTICLE IV

MANAGEMENT AND RELATED MATTERS

4.1. Powers and Authority of the Member. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary, advisable or convenient to or for the furtherance of the business and management of the Company or the purposes described herein, including all powers, statutory or otherwise, possessed by members under the Act and this Agreement. Specifically, but not by way of limitation, the Member shall be authorized in the name of and on behalf of the Company:

(a) To employ such officers, agents, employees, managers, accountants, attorneys, consultants and other persons necessary or appropriate to carry on the business of the Company, whether or not such persons are affiliated with or related to any Member; and

(b) To enter into agreements and engage in transactions in furtherance of the purposes of the Company set forth in Section 1.3 hereof.

4.2. Tax Matters Member. The Tax Matters Member, which shall have the same meaning as “tax matters partner” in Section 6231 of the Code, shall be the Member.

4.3. Exculpation. To the maximum extent permitted by applicable law, the Member shall owe no fiduciary duty to any person and shall not be personally liable to the Company for damages for any breach of duty.

4.4. Indemnification. The Company shall indemnify and hold harmless the Member and its officers, members, managers, agents and successors from and against, and shall advance expenses to such persons with respect to, any and all costs, losses, liabilities, claims, damages and expenses paid or accrued by such person in connection with any action or inaction related to the business of the Company, to the fullest extent permitted by the Act, provided that (a) the action or inaction did not constitute gross negligence or willful misconduct on the part of the Member, its affiliates or any of their respective officers, members, managers, agents and successors or a breach of this Agreement or any other agreement with Company by such Member or its affiliate, and (b) to the extent any such affiliate is indemnified pursuant to the terms of any other agreement between such affiliate, on the one hand, and the Company, on the other hand (including, if applicable, any management agreement, development agreement or leasing agreement), the foregoing indemnity provisions of this Section shall not apply to such affiliate, and the Company shall only indemnify such affiliate to the extent set forth in such other agreement. Any indemnification obligation under this Section will be paid from, and only to the extent of, available Company assets, and the Member shall have no personal liability on account thereof.

4.5. Officers. The Member may appoint officers for Company (“Officers”). Officers shall perform the duties designated by the Member and shall have those powers authorized by the Member. Officers serve at the pleasure of the Member, so the Member may remove or replace any Officer at its Discretion. The following initial Officers for the Company are hereby appointed:

Name	Title

DALE FRANCESCON	Co-CEO and President

ROBERT J. FRANCESCON	Co-CEO and President

TODD AMBERRY	Vice President

DAVID MESSENGER	Chief Financial Officer

Each Officer is authorized to sign any document on behalf of the Company.

ARTICLE V

TRANSFERS OF MEMBERSHIP INTERESTS AND WITHDRAWAL

5.1. Assignments and Encumbrances. The Member may sell, assign, transfer, exchange, mortgage, pledge, grant, hypothecate or otherwise transfer, in whole or in part, its Membership Interest.

5.2. Withdrawal of the Member. The Member may withdraw from the Company in accordance with the Act.

5.3. Admission of Additional Members. No additional members may be admitted to the Company.

ARTICLE VI

DISSOLUTION AND WINDING UP OF THE COMPANY

6.1. Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a) The determination of the Member; or

(b) The dissolution of the Member.

6.2. Procedure on Dissolution.

(a) Upon the dissolution and termination of the Company, a liquidating trustee (the “Liquidating Trustee”), which shall be selected by the Member and may be the Member, shall wind up the Company’s affairs and shall liquidate all of the assets of the Company in an orderly and expeditious manner. If the Company is dissolved while its business is in progress, the winding up of the affairs of the Company may include completion of performance under any contracts in existence on the date of dissolution. The Liquidating Trustee, if other than the Member, shall make an accounting to the Member of the financial results of the operations of the Company from the date of the last previous accounting to the date of dissolution.

(b) The proceeds of the liquidation shall be distributed by the Liquidating Trustee in the following manner:

(i) first, to the payments of the expenses of liquidation and the debts and obligations of the Company, excluding debts owing to the Member;

(ii) second, to creditors of the Company in accordance with Section 18-804(a)(1) of the Act;

(iii) third, to the establishment of any reserve which the Liquidating Trustee shall deem reasonably necessary for contingent or unforeseen liabilities;

(iv) fourth, to repayment of outstanding debts to Members; and

(v) thereafter, to the Member.

ARTICLE VII

ACCOUNTING

7.1. Books and Records. True and correct books of account with respect to the operations of the Company shall be kept at such place as shall be designated by the Member.

7.2. Banking. All funds of the Company shall be deposited in its name in such account or accounts as shall be designated by the Member. The funds in such accounts shall be used solely for the business of the Company. Withdrawals from, or checks drawn upon, such accounts shall require the signature of such persons as may be designated by the Member.

7.3. Fiscal Year. The fiscal year of the Company shall be the calendar year.

ARTICLE VIII

MISCELLANEOUS

8.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.

8.2. Severability. If any provision of this Agreement shall be determined to be unlawful or unenforceable to any extent, such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

8.3. Headings. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning of this Agreement.

8.4. No Third-Party Beneficiaries. There are no intended third-party beneficiaries of any covenant or other provision in this Agreement.

8.5. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware applicable to contracts entered into and to be fully performed within the State of Delaware. All rights and remedies arising under this Agreement or otherwise with respect to the Members and the Company shall be governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has duly executed this Agreement as of the date first above written.

MEMBER:

CENTURY COMMUNITIES OF NEVADA, LLC a Delaware limited liability company

By:	Century Communities, Inc. a Delaware corporation, its Managing Member

	By:	/s/ Dale Francescon
	Name:	Dale Francescon
	Title:	Co-CEO